UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 24, 2019

SILICON LABORATORIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29823	74-2793174
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

400 West Cesar Chavez, Austin, TX  78701

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 416-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Exchange Act of 1934. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 24, 2019, Silicon Laboratories Inc. (“Silicon Laboratories”) appointed Christy Wyatt as a member of its board of directors to serve as a Class III director. The term of the Class III directors runs until the 2019 annual meeting of stockholders. She is expected to be nominated for re-election at such annual meeting. If she is re-elected, she is expected to be named as a member of the audit committee and the nominating and corporate governance committee following such annual meeting.

Ms. Wyatt is currently Chief Executive Officer of Absolute Software. Ms. Wyatt served as President and Chief Executive Officer of Dtex Systems from August 2016 until November 2018. From January 2013 to November 2015, Ms. Wyatt served as President, Chief Executive Officer and Chairman of Good Technology. Ms. Wyatt also serves on the board of directors of Quotient Technology and Dtex Systems. Ms. Wyatt is 47 years old.

On the date of our 2019 annual meeting of stockholders, Ms. Wyatt will receive the standard non-employee director grant of restricted stock units covering a number of shares of the Company’s common stock equal to $170,000 divided by the average closing price of a share of the Company’s common stock on the 30 trading days ending on the 2nd trading day preceding the date of such meeting and such grant shall vest on approximately the first anniversary of the date of grant. She will also receive the standard cash retainer per year of $50,000 for board service, $9,000 for audit committee service and $5,000 for nominating and corporate governance committee service.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON LABORATORIES INC.

January 24, 2019	/s/ John C. Hollister
Date	John C. Hollister
Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)